Filed Pursuant to Rule 424(b)(3) and (c)
                                                            File Number 33-92972


                             IDM ENVIRONMENTAL CORP.

                   PROSPECTUS SUPPLEMENT DATED OCTOBER 8, 1997
                                       to
                          Prospectus Dated May 30, 1995


This Prospectus Supplement supplements the Prospectus dated May 30, 1995 (the "Prospectus") of IDM Environmental Corp. (the "Company") relating to the resale of shares of common stock issuable upon exercise of stock options granted under the IDM Environmental Corp. 1993 Stock Option Plan (the "1993 Plan"). This Supplement sets forth a list of the current selling shareholders (the "Selling Shareholders") and updates the number of shares available to be resold by each Selling Shareholder under the 1993 Plan. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information contained herein supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meaning specified in the Prospectus.

                              SELLING SHAREHOLDERS

This Prospectus relates to the reoffer and resale of the following Shares which may be issued to the following affiliates of the Company (the "Selling Shareholders") under the 1993 Plan:

                                                                     Number of Shares
                                                                   Available to be Resold
     Name                          Position                         Under the 1993 Plan
-------------------  ----------------------------------------      ----------------------
Michael B. Killeen   Treasurer and Chief Financial Officer                30,036
Frank Pasalano       Vice President of Operations                         25,360
James R. Harrigan    Vice President of Environmental Services             25,810
John M. Tuohy        Vice President of Nuclear Services                   25,048
John Klosek          Vice President of Engineering                        22,584
Joe Dias             Vice President of Sales and Purchasing               25,360
Jose Capote          Vice President of Business Development               17,500
Stuart Brown         Vice President and General Counsel                   10,000
Robert McGuinness    Director                                              7,500
Frank Patti          Director                                              7,500


Information concerning the Selling Shareholders may change from time to time and will be set forth in future supplements. Accordingly, the identity of the Selling Shareholders may change and the number of Shares offered hereby may increase or decrease. A full Prospectus will be provided upon request.